Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Burgess (781) 684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

-Fourth Quarter Earnings per Diluted Share from Continuing Operations $0.43 -

-Sales 18% Higher in the Quarter -

- Expects $2.20 to $2.35 per Diluted Share in 2007 on Estimated Sales of $1.0 Billion -

- Conference Call to be Held at 9:00 a.m. EST Today -

LIONVILLE, PA., February 20, 2007 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced the results of operations for the three months and year ended December 31, 2006. Consistent with the Company’s preliminary announcement on January 10, 2007, full year sales totaled $913.3 million, resulting in earnings per diluted share for the year of $1.93, excluding a net charge of $0.10 per share for the cost of the early retirement of debt, net of an unrelated tax benefit. In the prior year, sales of $699.7 million yielded reported earnings from continuing operations of $1.41 per fully diluted share.

Consolidated fourth quarter sales of $231.9 million were 18.5% higher than the prior year period (3.7 percentage points were due to currency) while quarterly earnings per diluted share from continuing operations increased from $0.41 to $0.43, with sales-related gains being partially offset by higher, primarily non-cash, costs that were affected by the 30% rise in the Company’s share price during the quarter.

In addition to announcing its results for 2006, the Company provided guidance regarding expectations for 2007, including estimated sales of $1.0 billion, reflecting revenue growth of approximately 10%, and expected earnings from continuing operations in the range of $2.20 to $2.35 per diluted share.

“West’s improved performance is the direct result of returning the Company’s focus to innovative products, processes and services that meet the evolving needs of our key markets,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “We’ve expanded our product offerings, repositioned our traditional products with added features, quality and service, and targeted important market segments. The challenge in 2007 is to deliver improved performance while executing our planned investments to expand capacity, to bring new and innovative products to market and to broaden our geographic presence in order to sustain long term, profitable growth.”

Pharmaceutical Systems Business Segment

The Pharmaceutical Systems business achieved fourth quarter sales of $164.0 million, up from $136.4 million in the fourth quarter of 2005, a 20.2% increase, 4.7 percentage points of which were due to foreign currency appreciation, primarily in Europe. Significant product-area sales gains came from pre-filled syringe components and vial stopper products incorporating West’s advanced coating technologies, including FluroTec® and Teflon® coatings, and from disposable syringe components and Flip-Off® seals used in connection with West’s vial stopper and seal lining materials. In geographic terms, sales gains were strongest in North America and Europe which both achieved double-digit growth rates, while the segment saw more modest growth in Asia and South America. Overall, sales of pharmaceutical packaging components grew by $19.6 million to $125.7 million at constant exchange rates, representing approximately 70% of the growth in the business segment, with the balance of the sales growth being attributed to currency fluctuation and disposable medical devices.

Gross margin improved by 0.4 percentage points, to 33.4%, when compared to the fourth quarter of 2005 due to a more profitable mix of sales in the quarter, as well as economies of scale in production and lean manufacturing initiatives. Pricing and production efficiencies more than compensated for the increased costs of materials and energy costs when compared to the prior year quarter.

Operating profit in the Pharmaceutical Systems business segment was up 25.9% compared to the prior year quarter, from $23.2 million to $29.2 million. The improvement was primarily the result of the improved gross margin, together with selling, general and administrative costs that increased slower than sales at 15.9%. SG&A increases in the business segment were focused on added personnel to support the growth in the business and for outside services relating to new products and business development efforts. Currency fluctuation contributed $0.9 million to the increase in SG&A costs.

“We are achieving profitable growth and are growing faster than our underlying markets by providing more value per unit to our customers,” said Steve Ellers, West’s Chief Operating Officer. “Products incorporating our coating technologies and Westar® processing are being built into our customers’ products, broadening the base of our business and providing our customers with the product features that they now expect.”

The Tech Group Business Segment

The Tech Group sales were $70.1 million in the quarter, compared to $61.4 million in the prior year quarter. The largest contributor to revenue growth was $8.9 million in sales of the Exubera® Inhalable Insulin device in support of Pfizer’s introduction of that product in the US, up from $1.1 million in the 2005 quarter. The remaining net increase in revenues was attributable to sales increases in pharmaceutical and medical devices and components, as well as closures for consumer products, which outpaced declines in sales of consumer electronics, industrial products, and tools.

Gross profit grew to $10.7 million, up from $8.0 million in the 2005 period and the segment’s gross margin grew 2.3 percentage points, to 15.3%, reflecting the growth in higher margin pharmaceutical and medical products, including Exubera. Tech continued to recoup material cost increases in its pricing, but margin gains continued to be constrained by costs associated with projects that are experiencing regulatory delays and start-up difficulties.

Operating profit in the segment was $5.0 million, or 7.1% of sales, compared to $3.2 million, or 5.2% of sales in the prior year period. SG&A grew at approximately the same rate as sales and the increase was due to hiring in support of the increased sales and to performance-related compensation costs.

The Tech Group business that was acquired in 2005 is included in both the 2006 and 2005 fourth quarter results for the full period in each year. The Company reported annual results for both years that include the acquired business only from the date of acquisition.

“The segment’s performance improvement in the fourth quarter and in the year is largely due to the production of the Exubera device in advance of the product’s US market launch,” said Ellers. “We look forward to other customers’ proprietary projects being approved in 2007 that will further strengthen and diversify Tech’s healthcare business.”

Corporate and other costs

Corporate general and administrative costs increased by $7.1 million over the prior year, with $4.7 million of the increase associated with the increase in the Company’s share price in the quarter. Share price directly affects the cost of certain stock-based deferred compensation plans for directors and senior management. The remainder of the increase was attributed primarily to performance-based compensation, and included the increased cost of other stock-based compensation plans, as well as a $0.7 million increase in US pension expense that was consistent with earlier 2006 quarters.

Unconsolidated affiliated companies contributed $1.1 million of income, or $0.03 per diluted share in the quarter, compared to $0.6 million, or $0.02 per share in the 2005 period. The improvement was due to an investment gain in the Company’s Japan affiliate, Daikyo Seiko, Ltd.

Net interest expense was $2.0 million in the quarter, down from $3.5 million in the prior year period, primarily the result of the first quarter 2006 refinancing of $100 million of US debt, which lowered applicable interest rates, and of lower average outstanding debt in the period. Generally higher short-term interest rates, particularly in the US and Europe, did not significantly affect the Company because the majority of its dollar and Euro-denominated debts are effectively fixed interest rate obligations.

The effective tax rate for the full year 2006 was 29.1%, compared to 29.0% in the prior year. The effective rate in the fourth quarter is 27.3%, compared to 21.4% in the prior year quarter. The current quarterly effective tax rate includes the cumulative effect of any changes to the annual effective tax rate from earlier quarterly estimates. Changes related to, among other things, differences in the geographic mix of earnings, changes in the estimated realizable value of tax assets, the outcome of tax disputes and changes in applicable law. The adjustment to the annual effective rate was less significant in the fourth quarter of 2006 than in the prior year and was related primarily to the restoration under US tax law of credits for research and development activities.

As a result of the strong cash flow from operations, the Company was able to reduce total debt at December 31, 2006 to $236.3 million from $281.0 million at the end of 2005 and from $241.1 million at September 30, 2006. The Company’s debt to total capital stood at 36% at the end of the year, down from 45% at the end of 2005. Working capital was $124.8 million at year end, compared to $118.7 million at the end of 2005 and $127.3 million at September 30, 2006.

Outlook for 2007

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which West Pharmaceutical Services believes to be reasonable but many of which the Company cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of West’s businesses. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Safe Harbor Statement that follows.

The Company expects to achieve sales growth for 2007 of approximately 10% over 2006, producing expected sales of approximately $1.0 billion. Growth will continue to be fueled by demand for the Company’s advanced coating technologies and insulin-related materials, components and devices, with more modest growth continuing in Pharmaceutical Systems’ disposable medical device components.

West expects to earn between $2.20 and $2.35 per diluted share in 2007, based on expected sales and on the Company’s expectation that it will be able to produce efficiently and in sufficient volumes to satisfy the expected demand for its products, including the expectation that necessary additions to capacity will be completed on a timely basis.

Commenting on expectations, Dr. Morel said, “We believe that our growth expectations are appropriate given our current assessment of our primary market drivers and our customers’ growth projections. Our increased spending on capacity expansion and on product and process development will constrain bottom line growth in the near term, but we believe these investments are essential in order to sustain our technology and market leadership.”

The Company expects 2007 sales of approximately $1 billion to generate gross profit margin in the range of 28.8%, compared to 2006 sales of $913.3 million at a gross margin of 28.7%. Included in the consolidated estimates are Pharmaceutical Systems business segment revenues of approximately $710 million, compared to $644.1 million in 2006, and which are expected to produce a gross profit margin in the range of 34.2%, or somewhat lower than the 34.4% gross margin realized in 2006. In the Tech Group business segment, revenues are expected to be approximately $300 million (including an estimated $30 million of low margin tooling revenue), compared to $279.2 million in 2006. Gross margin in the Tech Group is expected to increase from 14.4% in 2006 to approximately 15.2% in 2007. Profit margins will continue to vary significantly, being as low as zero to 5% on tooling revenue, to the high single and low double digits on consumer product and disposable device, and up to 50% and more on some pharmaceutical closure products. The Company’s guidance is based on its current expectations regarding 2007 and does not take account of the full range of potential variability in sales dollars, volume or product mix.

The Company’s guidance includes the effects of: Sales of Exubera Inhalation Powder devices of between $32 million and $36 million at a gross margin of approximately 30%; spending on research and development is expected to increase from $11.1 million in 2006 to approximately $14 million in 2007; a decrease in US defined benefit pension expense will approximately offset increases in the cost of defined contribution plans; an effective tax rate of 30% before the effects, if any, of the application of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”; and, further earnings per share dilution from an approximately one million share net increase in shares outstanding.

The Company’s guidance does not include the effects, if any, of: significant additional changes in raw material, energy and transportation costs; currency valuation changes, particularly the Euro, which is reflected in the Company’s estimate at $1.27 per Euro; changes in Company share price on compensation costs; or any subsequent acquisitions.

West to Host Earnings Conference Call

The Company will host its regular quarterly earnings release call, which is scheduled for Tuesday, February 20, 2007 at 9:00 a.m. eastern standard time. To participate in the call please dial (888) 843-9981 or (210) 234-0014 and enter the passcode WST when prompted. A live broadcast and an online archive of the conference call will be available at the Company’s web site, http://www.westpharma.com/, in the “Investor” section.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The archive version will be available within two hours of the live call and may also be accessed by telephone through Tuesday March 6, 2007, by dialing (800) 839-1174 or (203) 369-3029.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: Events occurring between the close of the year 2006 and the publication date of our financial statements for periods ending in 2006 that have a material effect and which are required to be given effect or disclosed in those financial statements; Business and other factors that may cause actual results to vary from expected or historical results include: sales demand; the timing, regulatory approval and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability; and, changes in tax law or loss of beneficial tax incentives.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended					Twelve Months Ended
	Dec. 31, 2006		Dec. 31, 2005		Dec. 31,2006		Dec. 31, 2005
Net sales	$231.9	100%	$195.6	100%	$913.3	100%	$699.7	100%
Cost of goods sold	166.3	72	142.6	73	651.5	71	505.9	72
Gross profit	65.6	28	53.0	27	261.8	29	193.8	28
Selling, general and administrative expenses	44.0	19	32.4	17	155.9	17	120.3	17
Restructuring charge (benefit)	—	—	0.2	—	—	—	(1.3)	—
Other expense, net	0.7	—	0.2	—	4.9	1	1.4	—
Operating profit	20.9	9	20.2	10	101.0	11	73.4	11
Loss on debt extinguishment	—	—	—	—	5.9	1	—	—
Interest expense, net	2.0	1	3.5	2	10.6	1	12.0	2
Income before income taxes	18.9	8	16.7	8	84.5	9	61.4	9
Provision for income taxes	5.2	2	3.6	2	24.6	3	17.7	3
Minority interests	0.1	—	—	—	0.3	—	0.1	—
Income from consolidated operations	13.6	6%	13.1	6%	59.6	6%	43.6	6%
Equity in net income of affiliated companies	1.1		0.6		1.9		2.4
Income from continuing operations	14.7		13.7		61.5		46.0
Discontinued operations, net of tax	0.3		(1.2)		5.6		0.4
Net income	$15.0		$12.5		$67.1		$46.4
Net income per share:
Basic:
Continuing operations	$0.45		$0.44		$1.91		$1.48
Discontinued operations	0.01		(0.04)		0.18		0.01
	$0.46		$0.40		$2.09		$1.49
Assuming dilution:

Continuing operations	$0.43	$0.41	$1.83	$1.41
Discontinued operations	0.01	(0.03)	0.17	0.01
	$0.44	$0.38	$2.00	$1.42
Average common shares outstanding	32.5	31.4	32.2	31.1
Average shares assuming dilution	34.0	32.8	33.6	32.5

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Net Sales:	2006	2005	2006	2005
Pharmaceutical Systems	$164.0	$136.4	$644.1	$538.3
Tech Group	70.1	61.4	279.2	170.1
Eliminations	(2.2)	(2.2)	(10.0)	(8.7)
Consolidated Total	$231.9	$195.6	$913.3	$699.7

Operating Profit (Loss):
Pharmaceutical Systems	$29.2	$23.2	$129.7	$95.0
Tech Group	5.0	3.2	18.2	9.1
Restructuring items	—	(0.2)	—	1.3
Corporate costs	(6.2)	(5.3)	(24.0)	(19.9)
Stock based compensation costs	(5.1)	0.6	(14.5)	(7.0)
Domestic pension expense	(2.0)	(1.3)	(8.4)	(5.1)
Consolidated Total	$20.9	$20.2	$101.0	$73.4

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

YEAR ENDED DECEMBER 31, 2006

(in millions, except per share data)

	As Reported Dec. 31, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP Dec. 31, 2006
Operating profit	$101.0	$—	$—	$101.0
Loss on debt extinguishment	5.9	(5.9)	—	—
Interest expense, net	10.6	—	0.3	10.9
Income before income taxes	84.5	5.9	(0.3)	90.1
Provision for income taxes	24.6	1.8	0.3	26.7
Minority interests	0.3	—	—	0.3
Income from consolidated operations	59.6	4.1	(0.6)	63.1
Equity in net income of affiliated companies	1.9	—	—	1.9
Income from continuing operations	$61.5	$4.1	$(0.6)	$65.0

Net income per diluted share:
Continuing operations	$1.83	$0.12	$(0.02)	$1.93

`

The Company incurred a $5.9 million pre-tax charge in connection with the refinancing of $100.0 million of debt obligations and recognized a tax benefit of $0.4 million as a result of the conclusion of a claim for an earlier tax period. Interest income, net of tax, of $0.2 million was recorded on the tax benefit received.

The above items occurred in the first quarter of 2006.

These items represent non-GAAP financial measures used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.